Exhibit 99.1

TECNOGLASS reports Record FOURTH QUARTER AND FULL YEAR 2015 RESULTS

- Delivers Record Full Year Adjusted EBITDA of $65.5 Million and Operating Income of $39.6 Million -

- Backlog Expands 34.0% Year-over-Year to a Record $375.2 Million at Year End -

- Reiterates Full Year 2016 Outlook for Total Revenues Up 20% and Adjusted EBITDA Up 30% to $85 Million -

Fourth Quarter 2015 Highlights as Compared to Fourth Quarter 2014

•	Total revenues increased 50.2% to $66.4 million; up 68.2% on a constant currency basis

•	Adjusted EBITDA increased 2.8% to $13.2 million ($15.5 million excluding the impact of foreign currency);

•	Operating income grew to $11.5 million compared to $3.3 million

•	Backlog of $375.2 million, an increase of 34.0% from fourth quarter 2014 and 4.1% over third quarter 2015

•	After the quarter end, entered into a new $109.5 million credit facility in January 2016, which extended the maturity on our facilities by seven years, lowered our borrowing costs and provided proceeds used to refinance $83.5 million of existing debt, with the remaining $26.0 million available for general corporate purposes

BARRANQUILLA, Colombia – March 29, 2016 - Tecnoglass, Inc. (NASDAQ: TGLS) ("Tecnoglass" or the "Company"), a leading manufacturer of architectural glass, windows, and associated aluminum products for the global residential and commercial construction industries, today announced financial results for the fourth quarter and full year ended December 31, 2015.

José M. Daes, Chief Executive Officer of Tecnoglass, commented, "Our strong momentum continued into the fourth quarter 2015 with total revenues up 68.2% on a constant currency basis. We grew our market share in a stronger demand environment and achieved good operating leverage on our low-cost, efficient operations. Our reported fourth quarter results were impacted by unfavorable foreign exchange dynamics but we were extremely pleased to deliver on our full year objectives as we continue to build on our position as a leader in US and Latin American markets. Our mix of revenue from the US expanded by 800 basis points to 60% for the year and we are firmly situated to drive an increasing mix of our business from this key region, while also growing our Latin American presence. Bidding activity remained strong throughout the year and into 2016, especially in the US. As a result, we entered 2016 with a record level of backlog providing us with strong visibility on our project pipeline. We are currently engaged, or contracted to perform projects in regions including Florida, Texas, New York, New Jersey, and Washington-Baltimore.”

Christian Daes, Chief Operating Officer of Tecnoglass, said, “During the fourth quarter 2015, we ramped up our new soft coat low-E glass manufacturing line according to plan with superb product quality and smooth operations. By the end of the first quarter 2016, we successfully scaled up production to meet all of our internal soft coat production needs, generating incremental savings which we expect to continue as we move forward in 2016. Furthermore, we remain committed to expand output of this increasingly in-demand product for external sales longer term. With respect to new products, the fourth quarter 2015 roll out of our ProBend™ product line was met with strong demand. ProBend allows for the production of high quality cylindrical safety glass and has the capability to produce large-sized bent tempered, heat strengthened and laminated glass. In the first half of 2016, we are on track to introduce our TecnoAir product line using a new technology to produce the thinnest safety glass in the world. Beyond these products we have a healthy R&D pipeline to build on our strong culture of innovation and further strengthen our market leading positions.”

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José M. Daes concluded, “Into 2016, we are encouraged by our initial progress during the first quarter and thrilled to reiterate our outlook for Adjusted EBITDA growth to $85 million for the full year 2016. Our new credit facility improved our borrowing costs and established a more efficient capital source to invest in our growing operations, introduce new products and capture additional market share. The strategic investments we continue to make in out plant, products and people, combined with our business development activities and growing project portfolio, provide us with a firm foundation for future success.”

Fourth Quarter 2015 Results

Total revenues for the fourth quarter 2015 increased 50.2% to $66.4 million from $44.2 million in the prior year quarter. Total revenues increased 68.2% on a constant currency basis, excluding an $8.0 million impact from unfavorable foreign currency in the fourth quarter 2015. US revenues rose 27.9% to $34.4 million compared to the prior year quarter. Colombia revenues, a majority of which are represented by long-term contracts priced in Colombian Pesos (COP), increased 116.8% in terms of local currency in fourth quarter 2015. Unfavorable foreign currency resulted in reported Colombia revenues up 63.5% million to $24.5 million compared to the prior year quarter.

Gross profit improved to 28.3 million, or a gross margin of 42.5%, from $18.6 million, or a gross margin of 42.1%, in the prior year quarter, due primarily to operating efficiencies. Operating expenses increased to $16.7 million compared $15.3 million in the prior year quarter, mainly due to additional depreciation and amortization expenses, higher sales commissions, shipping costs, and advertising expenses related to higher revenues. As a percent of total revenue, operating expenses improved to 25.2% compared to 34.6% in the prior year quarter.

Beginning in the fourth quarter of 2015, and also reflected in fourth quarter 2014 for comparability, the tabulation of cost of goods sold and operating expenses have been revised to reallocate the portion of shipping costs, formerly included in cost of goods sold to operating expenses, amounting to $7.4 million and $4.9 million in fourth quarter 2015 and 2014, respectively. As a result of this reclassification for the fourth quarter 2015 and 2014, gross profit and operating expenses reflect the shift of the aforementioned shipping costs from cost of goods sold to operating expenses plus a catch up accrual of shipping costs included in cost of goods sold during the first nine months of 2015 and 2014, respectively, prior to this reallocation. There is no impact to operating income in any period given the neutral impact of commensurate increases in gross profit and operating expenses. Operating income rose to $11.5 million compared to $3.3 million in the prior year quarter.

Adjusted EBITDA increased 2.8% to $13.2 million compared to $12.8 million in the prior year quarter. Excluding the impact of FX, fourth quarter 2015 Adjusted EBITDA would have increased to $15.5 million.

Net loss was $(0.5) million, or $(0.02) per diluted share, compared to $13.3 million, or $0.48 per diluted share in the prior year quarter. Net loss in the fourth quarter 2015 was impacted by an extraordinary, non-cash, non-operating loss of $(3.4) million associated with the change in fair market value of the exchanged and remaining warrants during the period. The fourth quarter 2014 net income included a $5.1 million non-cash, non-operating gain associated with the warrants. The fair value of the warrant liability changes in response to market factors not directly controlled by the Company such as the market price of the Company’s shares and the volatility index of comparable companies. The fourth quarter 2015 net loss is preliminary, subject to finalization of the Company’s audit of its accounting treatment of the warrant liability, and may be more or less once completed.

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Net income, excluding the non-cash, non-operating loss associated with the warrants in the fourth quarter of 2015 was $ 2.9 million, or $0.10 per diluted share, compared to a gain of $8.3 million, or $0.30 per diluted share, in the prior year quarter. This difference in adjusted net income was primarily due to a $2.3 million foreign currency transaction loss in the fourth quarter 2015 compared to an $8.7 million foreign currency gain in the prior year quarter and a higher effective tax rate in the fourth quarter 2015 compared to the prior year quarter.

Full Year 2015 Results

Total revenues for the full year 2015 increased 21.2% to $239.4 million compared to the prior year, led by 40.1% growth in US revenues to $142.4 million. Total revenues increased 36.5% on a constant currency basis, excluding a $30.2 million impact from unfavorable foreign currency translation of Colombian revenues in the full year 2015.

Operating income rose to $39.6 million compared to $27.2 million in the prior year. Adjusted EBITDA increased 36.5% to $65.5 million compared to the prior year.

Net loss was $(1.4) million, or $(0.05) per diluted share, compared to $20.3 million, or $0.73 per diluted share in the prior year. As indicated above, full year 2015 net loss is preliminary, subject to finalization of the Company’s audit of its accounting treatment of the warrant liability, and may be more or less once completed.

Net income, excluding the non-cash, non-operating loss associated with the warrants in both periods, was $23.5 million, or $0.84 per diluted share, compared to $22.0 million, or $0.79 per diluted share, in the prior year. The difference was primarily attributable to higher operating revenue and operating margins more than offset by lower non-operating revenue and a higher effective tax rate in full year 2015 compared to the prior year.

Full Year 2016 Outlook

Based on, among other factors, the Company’s financial performance during 2015, current market conditions, product demand, improving operating efficiencies, and backlog, Tecnoglass reiterates its full year 2016 outlook for total revenues to grow approximately 20% and Adjusted EBITDA to increase to $85 million.

Conference Call

Management will host a conference call on Tuesday, March 29, 2016 at 11:00 a.m. eastern time (10:00 a.m. Bogota, Colombia time) to review the Company’s results. To participate by telephone, please dial:

•	(877) 705-6003 (Domestic)
•	(201) 493-6725 (International)

The conference call will be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the call and view the slides, please visit the Investor Relations section of Tecnoglass' website at www.tecnoglass.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website.

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About Tecnoglass

Tecnoglass Inc. is a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries. Tecnoglass is the #1 architectural glass transformation company in Latin America and the second largest glass fabricator serving the United States. Headquartered in Barranquilla, Colombia, the Company operates out of a 2.3 million square foot vertically-integrated, state-of-the-art manufacturing complex that provides easy access to the Americas, the Caribbean, and the Pacific. Tecnoglass supplies more than 800 customers in North, Central and South America, with the United States accounting for approximately 60% of revenues in 2015. Tecnoglass' tailored, high-end products are found on some of the world’s most distinctive properties, including the El Dorado Airport (Bogota), Imbanaco Medical Center (Cali), Trump Plaza (Panama), Trump Tower (Miami), and The Woodlands (Houston). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Additionally, Tecnoglass' financial information is subject to completion of the Company’s audit and other financial and accounting procedures. These results may differ from the actual results that the Company reports following completion of such procedures. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise, except as required by law.

Warrant Exchange / Cash Dividend

On July 10, 2015, the Company filed a Registration Statement on Form S-4 with the Securities and Exchange Commission in connection with a proposed Exchange Offer to acquire all of the Company´s outstanding Warrants in exchange for ordinary shares of the Company. On March 11, 2016, the Company filed an amended Registration Statement on Form S-4/A that included a revised, Board-approved conversion ratio of 2.5 Warrants in exchange for one ordinary share. The Exchange Offer will allow holders of Warrants the opportunity to participate in the Company’s previously announced dividend policy of declaring regular quarterly cash dividends of $0.125 per share, or $0.50 per share annually, by exchanging their Warrants for Tecnoglass ordinary shares. The first quarterly dividend payment will be made to shareholders of record 15 days after the end of the Exchange Offer. The registration statement has not yet been declared effective and the information contained in the filing is subject to change. Tecnoglass will make an announcement when it commences the Exchange Offer.

No Offer or Solicitation

This announcement is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

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Important Additional Information Has Been and Will Be Filed with the SEC

Tecnoglass has filed the registration statement on Form S-4 with the SEC that includes the preliminary prospectus/offer to exchange relating to the warrant exchange offer. Tecnoglass will mail the definitive prospectus/offer to exchange to its warrant holders when the exchange offer is commenced. SECURITY HOLDERS ARE URGED TO READ THE PROSPECTUS/OFFER TO EXCHANGE AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE WARRANT EXCHANGE OFFER AND RELATED MATTERS. Security holders may obtain free copies of the preliminary prospectus/offer to exchange and other documents filed with the SEC by Tecnoglass through the website maintained by the SEC at www.sec.gov. In addition, copies of the prospectus/offer to exchange and other documents filed with the SEC by Tecnoglass will be available free of charge on the Company’s website, www.tecnoglass.com.

Investor Relations:

Santiago Giraldo or Sergio Barake

Deputy CFO

305-503-9062

investorrelations@tecnoglass.com

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Tecnoglass Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive (Loss) Income

(unaudited)

(In thousands, except share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014

Operating revenues:
Customers	48,836	32,658	181,191	149,822
Related Parties	17,567	11,564	58,200	47,630
Total Operating Revenues	66,403	44,222	239,391	197,452

Cost of sales	38,170	25,616	153,252	131,156
Raw Materials	25,521	17,939	91,205	77,977
Direct Labor	2,410	2,248	9,687	9,565
Overhead	10,239	5,429	52,360	43,614
Gross profit	28,233	18,606	86,139	66,296
Gross margin	42.5%	42.1%	36.0%	33.6%

Operating expenses:
Selling	12,246	11,177	27,578	22,737
General and administration	4,470	4,123	18,918	16,327
Operating expenses net	16,716	15,300	46,496	39,064
Operating expenses as percemt of total operating revenues	25.2%	34.6%	19.4%	19.8%

Operating income	11,517	3,306	39,643	27,232
Operating Margin	17.3%	7.5%	16.6%	13.8%

Change in fair value of warrant liability	(3,439)	5,058	(24,901)	(1,711)
Non-operating revenues (Expenses)	(1,873)	8,755	14,013	12,235
Interest expense	(2,765)	(2,253)	(9,274)	(8,900)
Income before taxes	3,440	14,866	19,481	28,856

Income tax provision	3,987	1,534	20,914	8,538
Net (loss) income	(547)	13,332	(1,433)	20,318

Comprehensive income:
Net (loss) income	(547)	13,332	(1,433)	20,318
Foreign currency translation adjustments	(111)	(12,030)	(19,799)	(16,001)
Total comprehensive (loss) income	(658)	1,302	(21,232)	4,317

Basic (loss) income per share	(0.02)	0.54	(0.06)	0.83

Diluted (loss) income per share	(0.02)	0.48	(0.05)	0.73

Basic weighted average common shares outstanding	26,398,270	24,470,268	25,447,564	24,347,620

Diluted weighted average common shares outstanding	28,900,348	27,670,926	27,949,642	27,737,679

Net loss for the fourth quarter and full year 2015 is preliminary, subject to finalization of the Company’s audit of its accounting treatment of the warrant liability, and may be more or less once completed.

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Tecnoglass Inc. and Subsidiaries

Condensed Balance Sheet

(unaudited)

(In thousands, except share and per share amounts)

	December 31,	December 31,
	2015	2014

ASSETS
Current assets:
Cash	$18,496	$15,930
Investments	1,470	1,209
Trade accounts receivable, net	53,001	44,955
Unbilled receivables on uncompleted contracts	9,868	9,931
Due from related parties	25,572	28,327
Advances and other receivables	7,794	5,508
Deferred income taxes	2,389	4,960
Inventories	46,011	28,965
Prepaid expenses	3,152	1,298
Total current assets	167,753	141,083

Long term assets:
Property, plant and equipment, net	139,298	103,980
Long term receivables from related parties	5,037	4,220
Goodwill and Intangible assets	3,252	1,474
Other long term assets	6,999	5,134
Total long term assets	154,586	114,808
Total assets	$322,339	$255,891

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities and shareholders’ equity
Current liabilities
Short-term debt and current portion of long-term debt	$68,483	$54,925
Note payable to shareholder	79	80
Trade accounts payable	39,142	33,493
Due to related parties	1,283	1,456
Taxes payable	18,228	7,930
Defered inome taxes	5,654	8,008
Deferred gains	475	-
Labor liabilities	918	954
Warrant liability	31,213
Current portion of customer advances on uncompleted contracts	11,841	5,782
Total current liabilities	177,316	112,628

Warrant liability		19,991
Customer advances on uncompleted contracts	4,404	8,333
Defered inome taxes	251	408
Long-term deferred gain	2,731
Long-term debt	69,931	39,273
Total long term liabilities	77,317	68,005
Total liabilities	$254,633	$180,633

Commitments and contingencies	-	-

Shareholders' equity
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 26,895,636 and 24,801,132 shares issued and outstanding at December 31, 2015 and 2014, respectively	$3	$2
Legal reserves	1,367	1,367
Additional paid capital	60,193	46,514
Retained earnings	37,373	38,806
Accumulated other comprehensive income	(31,230)	(11,431)
Total shareholders equity	67,706	75,258
Total liabilities and shareholders equity	$322,339	$255,891

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Revenues by Region

(In thousands)

(unaudited)

	Three months ended December 31,			Twelve months ended December 31,
	2015	2014	% Change	2015	2014	% Change
Revenues by Region
United States	$34,395	$26,892	27.9%	$142,359	$101,612	40.1%
Colombia	24,448	14,957	63.5%	81,290	80,062	1.5%
Other Countries	7,560	2,373	218.6%	15,742	15,778	(0.2%)
Total Revenues by Region	$66,403	$44,222	50.2%	$239,391	$197,452	21.2%

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures

The Company believes that Total Revenues with Foreign Currency Held Neutral non-GAAP performance measures, which management uses in managing and evaluating the Company's business, may provide users of the Company's financial information with additional meaningful bases for comparing the Company's current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company's reported results under accounting principles generally accepted in the United States.

	Three months ended December 31,			Twelve months ended December 31,
	2015	2014	% Change	2015	2014	% Change

Total Revenues with Foreign Currency Held Neutral	$74,385	$44,222	68.2%	$269,588	$197,452	36.5%
Impact of changes in foreign currency	(7,982)	-	(18.0%)	(30,197)	-	(15.3%)
Total Revenues, As Reported	$66,403	$44,222	50.2%	$239,391	$197,452	21.2%

Currency impacts on total revenues have been derived by translating current period revenues at the quarter-to-date and year-to-date average foreign currency rates for the period ending December 31, 2014, as applicable.

Reconciliation of Adjusted EBITDA to Net Income

Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA, in addition to operating profit, net income and other GAAP measures, is useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance. Investors should recognize that Adjusted EBITDA might not be comparable to similarly-titled measures of other companies. This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

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A reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows, with amounts in thousands:

	Three months ended December 31,		Twelve months ended December 31,		Full Year
	2015	2014	2015	2014	2016(E)

Adjusted EBITDA	$13,180	$12,825	$65,523	$48,008	$85,000
Depreciation	3,536	764	11,867	8,541	17,000
Adjusted EBIT	$9,644	$12,061	$53,656	$39,467	$68,000
Interest Expense	2,765	2,253	9,274	8,900	10,800
Tax Provision	3,987	1,534	20,914	8,538	23,500
Net Income without Warrants	$2,892	$8,274	$23,468	$22,029	$33,700
Warrant Liability	(3,439)	5,058	(24,901)	(1,711)	-
Net (Loss) Income	$(547)	$13,332	$(1,433)	$20,318	$33,700

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